SUPPLEMENT DATED November 6, 2006 (To Prospectus dated August 28, 2006)	Rule 424(b)(3) Registration No. 333-132923

NEURALSTEM, INC.

16,335,333
Common Shares

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated August 28, 2006, of Neuralstem, Inc. (“Company”) and any subsequent supplements thereto. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus. The Prospectus relates to the resale of up to 16,335,333 shares of our common stock by the selling shareholders identified in the Prospectus.

The information contained in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Described below are acts or events that constitute a change from or addition to the information set forth in the above-referenced prospectus and specifically in the section entitled “Plan of Distribution” :

•
No NASD member firm shall be entitled to receive more than 8% compensation as determined under NASD rules (specifically NASD Rule 2710) in connection with the resale of the securities by the selling shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have “incorporated by reference” into this prospectus certain information that we have filed with the SEC. This means that we can disclose important business, financial and other information in the prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Information which is furnished but not filed with the SEC shall not be incorporated by reference into this prospectus.

We incorporate by reference our registration statement filed on form SB-2 and dated August 28, 2006 as well as our prior supplement thereto filed on form 424(b)(3) and dated October 4, 2006, as filed with the SEC. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of our filings upon contacting us at our headquarters.